    As filed with the Securities and Exchange Commission on January 3, 2005
                                                    Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                             NESS TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                         7371                     98-0346908
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification Number)

                             2003 STOCK OPTION PLAN
                         2003 ISRAELI SHARE OPTION PLAN
                             2001 STOCK OPTION PLAN
                          1999 ISRAEL SHARE OPTION PLAN
                     APAR HOLDING CORP. EMPLOYEE EQUITY PLAN
                           (FULL TITLES OF THE PLANS)

                                  -------------

                                   NESS TOWER
                        ATIDIM HIGH-TECH INDUSTRIAL PARK
                                   BUILDING 4
                             TEL AVIV 61580, ISRAEL
                          TELEPHONE: +972 (3) 766-6800

                                  RAVIV ZOLLER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             NESS TECHNOLOGIES, INC.
                          3 UNIVERSITY PLAZA, SUITE 600
                          HACKENSACK, NEW JERSEY 07601
                            TELEPHONE: (201) 488-7222

                                    Copy to:

                              STEVEN WOLOSKY, ESQ.
                       OLSHAN GRUNDMAN FROME ROSENZWEIG & Wolosky LLP
                                PARK AVENUE TOWER
                               65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 451-2300
                            FACSIMILE: (212) 451-2222

--------------------------------------------------------------------------------

    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
        (Approximate Date of Commencement of Proposed Sale to the Public)

                                                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
       Title of Each Class of              Amount to be        Proposed Maximum           Proposed Maximum           Amount of
    Securities to be Registered            Registered(1)  Offering Price per Share   Aggregate Offering Price(2) Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share:      7,083,010            $7.54(2)                $53,391,175.73(2)           $6,284.14
shares subject to outstanding options
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share:      2,243,885           $14.70(3)                $32,985,109.50(3)           $3,882.35
shares authorized and reserved for
issuance(4)
===================================================================================================================================
(1)  Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 2003 Stock Option Plan, 2003 Israeli Share Option Plan, 2001 Stock
     Option Plan, 1999 Israel Share Option Plan, and Apar Holding Corp. Employee
     Equity Plan (collectively, the "Plans").
(2)  Pursuant  to Rule  457(h)(1)  and (c)  under  the  Securities  Act of 1933, calculated  on the basis of the average of the  weighted  average  exercise price of outstanding  options to purchase  shares of common stock under the
     Plans.

(3)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule  457(h)(1) and (c) under the Securities Act of 1933 on the basis of the  average  of the high and low  prices  reported  for shares of common stock of the  Registrant on the Nasdaq  National  Market on December
     27, 2004.

(4)  Includes 382,058 shares of common stock issued upon the exercise of options exercised prior to the filing of this Registration Statement.

                                      -ii-

================================================================================

                                EXPLANATORY NOTES

     Ness Technologies, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register shares of our common stock, $0.01 par value per share, issuable under our 2003 Stock Option Plan, 2003 Israeli Share Option Plan, 2001 Stock
Option Plan, 1999 Israel Share Option Plan, and Apar Holding Corp. Employee
Equity Plan, which we refer to collectively as the plans.

     This Form S-8 includes a reoffer prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffers and resales of shares of our common stock acquired pursuant to the plans and consulting agreements, by selling stockholders who exercised stock options prior to the initial filing of this registration statement or who may be deemed "affiliates" (as such term is defined in Rule 405
Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We will provide documents containing the information specified in Part 1 of
Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act.
Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                      -iii-

                                   PROSPECTUS

                                2,968,752 SHARES
                                NESS TECHNOLOGIES
                                  COMMON STOCK

     This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that have been or may be issued by us to the selling stockholders upon the exercise of stock options granted under our stock option plans or pursuant to other grants of stock options to non-employee directors. We have not previously registered the offer and sale of the shares to the selling stockholders. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders. We will not receive any of the proceeds from the resale of the shares.

     The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq
National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol
"NSTC." The last reported sale price for our common stock on December 30, 2004 was $14.81 per share. On September 20, 2004, we effected a 0.7193-for-one reverse split of our common stock and all share and per share amounts and option information in this prospectus has been adjusted to reflect the reverse stock split.

     Our principal executive office in the United States is located at 3
University Plaza, Suite 600, Hackensack, New Jersey 07601. Our telephone number there is (201) 488-7222. Our principal executive office in Israel is located at
Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580,
Israel. Our telephone number there is +972 (3) 766-6800.

--------------------------------------------------------------------------------

     Investing in the common stock involves risks that are described in the
"Risk Factors" section beginning on page 6 of this prospectus.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is January 3, 2005.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
            SECURITIES ACT LIABILITIES........................................21

            You should rely only on the information contained in this
prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                                      -4-

                           INCORPORATION BY REFERENCE

     The following documents filed by us with the SEC are incorporated by reference in this prospectus:

     (1)  Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2004;

     (2)  Our Current Report on Form 8-K, filed September 30, 2004;

     (3)  Our Current Report on Form 8-K, filed October 13, 2004;

     (4)  Our Current Report on Form 8-K, filed October 26, 2004;

     (5)  Our Current Report on Form 8-K, filed November 4, 2004;

     (6)  Our Registration Statement on Form S-1 (SEC File No. 333-115260), as
          amended, initially filed May 7, 2004;

     (7)  Our Registration Statement on Form S-4 (SEC File No. 333-120389) filed
          November 12, 2004; and

     (8)  The description of our common stock contained in our Registration
          Statement on Form 8-A, filed on September 23, 2004 pursuant to Section
          12(g) of the Securities Exchange Act of 1934, as amended.

     All documents subsequently filed with the SEC by us pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                             Ness Technologies, Inc.
                                   Ness Tower
                        Atidim High-Tech Industrial Park
                                   Building 4
                             Tel Aviv 61580, Israel
                          Telephone: +972 (3) 766-6800
                         Attention: Corporate Secretary

                                      -5-

                                   THE COMPANY

     We are a global provider of information technology, or IT, services and end-to-end business solutions designed to help clients improve their competitiveness and effectiveness. End to end business solutions encompass all stages of a client's business process and incorporate all technologies and IT services related to that process. Our portfolio of solutions and services includes outsourcing, system integration and application development, software and consulting, and quality assurance and training.

     We provide services to a significant number of clients in the commercial, industrial and government sectors. We have a highly skilled workforce of experienced IT employees and consulting professionals across our key vertical markets. The primary industries, or verticals, we serve include government and defense, financial services, life sciences and healthcare, telecommunications and utilities, and independent software vendors, or ISVs. We combine our knowledge of these vertical markets and our clients' businesses with our technical expertise to deliver tailored solutions to our clients, many of whom are subject to rigorous regulatory requirements.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN
INVESTMENT DECISION. IF ANY OF THE FOLLOWING CIRCUMSTANCES OCCUR, OUR BUSINESS,
FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY
AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE,
AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. UNLESS OTHERWISE INDICATED, ALL
REFERENCES IN THIS PROSPECTUS TO "NESS," WE," "US" AND "OUR" REFER TO NESS
TECHNOLOGIES, INC. AND ITS SUBSIDIARIES AND AFFILIATES.

                         RISKS RELATING TO OUR BUSINESS

IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS COULD BE DISRUPTED AND OUR
PROFITABILITY WILL LIKELY DECLINE.

     We have experienced rapid growth in recent periods through both acquisitions and organic growth. The number of our employees increased from approximately 2,240 as of December 31, 2001 to approximately 4,856 as of
September 30, 2004. We expect our growth to continue to significantly strain our management and other operational and financial resources. In particular, continued growth increases the integration challenges involved in:

o    recruiting, training and retaining skilled technical, marketing and management personnel;
o    maintaining high quality standards;
o    preserving our corporate culture, values and entrepreneurial environment;
o    developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal controls; and
o    maintaining high levels of client satisfaction.

     The rapid execution necessary to exploit the market for our business model requires an effective planning and management process. Our systems, procedures or controls may not be adequate to support the growth in our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model. Our future operating results will also depend on our ability to expand our development, sales and marketing organizations.

                                      -6-

If we are unable to manage growth effectively, our profitability will likely decline.

WE MAY ENGAGE IN ACQUISITIONS, STRATEGIC INVESTMENTS, PARTNERSHIPS, ALLIANCES OR
OTHER VENTURES THAT ARE NOT SUCCESSFUL, OR FAIL TO INTEGRATE ACQUIRED BUSINESSES
INTO OUR OPERATIONS, WHICH MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION AND
GROWTH PROSPECTS.

     We have in the past engaged in acquisitions, strategic investments, partnerships and alliances. We may acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in the future in order to expand our business. We may be unable to identify suitable acquisition, strategic investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially favorable to us or at all, which may adversely affect our competitive position and our growth prospects.

     If we acquire another business, we may face difficulties, including:

o    integrating that business' personnel, products, technologies or services into our operations;
o    retaining the key personnel of the acquired business;
o    failing to adequately identify or assess liabilities of that business;
o    failure of that business to fulfill its contractual obligations;
o    failure of that business to achieve the forecasts we used to determine the purchase price; and
o    diverting our management's attention from normal daily operations of our business.

     These difficulties could disrupt our ongoing business and increase our expenses. As of the date of this prospectus, we have no agreements to enter into any material acquisition, investment, partnership, alliance or other joint venture transaction.

BECAUSE WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM THE ISRAELI
GOVERNMENT, A REDUCTION OF GOVERNMENT SPENDING IN ISRAEL ON IT SERVICES WOULD
REDUCE, POSSIBLY MATERIALLY, OUR REVENUES AND PROFITABILITY.

     We perform work for a wide range of Israeli governmental agencies, including defense, education, justice and finance, which collectively represented approximately 12% of our pro forma revenues in 2003. In 2003,
Israeli government spending was reduced generally, including IT services, adversely affecting our revenues. Any further reduction in Israeli government spending for political or economic reasons would reduce, possibly materially, our revenues and profitability. The Israeli economy has experienced a recession over the last three years. Although our revenues derived from agencies of the
Israeli government grew each year during that period, the size of the overall
Israeli IT services market decreased, putting pressure on our growth rates. As
Israel re-enters a period of economic growth, we do not expect any additional short-term decrease.

QUARTERLY FLUCTUATIONS IN OUR RESULTS OF OPERATIONS COULD CAUSE OUR STOCK PRICE
TO DECLINE OR FLUCTUATE.

     We have experienced, and expect to continue to experience, significant fluctuations in our quarterly results of operations. During the past six quarters, our net income ranged from approximately $0.2 million to approximately
$3.7 million. In future periods, our operating results could be below public expectations, which would likely cause the market price of our common stock to

                                      -7-

decline. Numerous factors, some of which are beyond our control, may affect our quarterly results of operations, including:

o    the size, timing and terms and conditions of significant projects;
o    variations in the duration, size and scope of our projects;
o    contract terminations or cancellation or deferral of projects;
o    our ability to manage costs, including personnel and support services costs, and investments required by us to maintain our existing operations and support future growth;
o    currency exchange fluctuations;
o    changes in pricing policies by us or our competitors;
o    the introduction of new services by us or our competitors; and
o    acquisition and integration costs related to possible acquisitions of other businesses.

     During recent periods, our quarterly results have fluctuated as a result of the number of working days in each period and the seasonality of client demand in the IT services industry. Typically our fourth quarter is strongest, when client demand is greatest, and the second and third quarters are weakest, when the number of working days in the quarter is lowest in Israel, currently our largest employee location. We expect these factors to continue to be significant in the future, although we believe that the impact of the number of working days on our results of operations will decrease as our international business continues to grow.

     Our clients typically retain our services for set engagements pursuant to contracts that may be terminated by them with little or no notice and without termination fees. The termination, cancellation or deferral of one or more significant projects could materially and adversely affect our operating results in any fiscal quarter. In addition, we base our current and future expense levels on our internal operating plans and sales forecasts, and our near-term operating costs are, therefore, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our costs on a timely basis in any quarter to compensate for an unexpected near-term shortfall in revenues.

IF WE FAIL TO ATTRACT AND RETAIN HIGHLY SKILLED IT PROFESSIONALS, WE MAY NOT
HAVE THE NECESSARY RESOURCES TO PROPERLY STAFF PROJECTS.

     Our success depends largely on the contributions of our employees and our ability to attract and retain qualified personnel, including technology, consulting, engineering, marketing and management professionals. Competition for qualified personnel in the IT services industry, in the markets in which we operate, particularly in India and the United States, is intense and, accordingly, we may not be able to retain or hire all of the personnel necessary to meet our ongoing and future business needs. If we are unable to attract and retain the highly skilled IT professionals we need, we may have to forego projects for lack of resources or be unable to staff projects optimally. In addition, the competition for highly skilled employees may require us to increase salaries of highly skilled employees, and we may be unable to pass on these increased costs to our clients, which would reduce our profitability.

IF OUR CLIENTS TERMINATE SIGNIFICANT CONTRACTED PROJECTS OR CHOOSE NOT TO RETAIN
US FOR ADDITIONAL PROJECTS, OR IF WE ARE RESTRICTED FROM PROVIDING SERVICES TO
OUR CLIENTS' COMPETITORS, OUR REVENUES AND PROFITABILITY MAY BE NEGATIVELY
AFFECTED.

     Our clients typically retain us on a non-exclusive basis. Many of our client contracts, including those that are on a fixed price, fixed timeframe basis, can be terminated by the client with or without cause upon 90 days'

                                      -8-

notice or less and generally without termination related penalties.
Additionally, our contracts with clients are typically limited to discrete projects without any commitment to a specific volume of business or future work and may involve multiple stages. In addition, the increased breadth of our service offerings may result in larger and more complex projects for our clients that require us to devote resources to more thoroughly understanding their operations. Despite these efforts, our clients may choose not to retain us for additional stages or may cancel or delay planned or existing engagements due to any number of factors, including:

o    financial difficulties of a current client;
o    a change in strategic priorities;
o    a demand for price reductions; and
o    a decision by our clients to utilize their in-house IT capacity or work with our competitors.

     These potential terminations, cancellations or delays in planned or existing engagements could make it difficult for us to use our personnel efficiently. In addition, some of our client contracts restrict us from engaging in business with certain competitors of our clients during the term of the agreements and for a limited period following termination of these agreements.
Any of the foregoing factors may negatively impact our revenues and profitability.

IF WE FAIL TO MEET OUR CLIENTS' PERFORMANCE EXPECTATIONS, OUR REPUTATION MAY BE
HARMED, CAUSING US TO LOSE CLIENTS OR EXPOSING US TO LEGAL LIABILITY.

     As an IT services provider, our ability to attract and retain clients depends to a large extent on our relationships with our clients and our reputation for high quality professional services and integrity. As a result, if a client is not satisfied with our services or solutions, including those of subcontractors we engage, our reputation may be damaged. In addition, a number of our contracts provide for incentive based or other pricing terms pursuant to which some of our fees are contingent on our ability to meet revenue enhancement, cost-saving or other contractually defined performance goals. Our failure to meet these goals or a client's expectations in such performance based contracts may result in a less profitable or an unprofitable engagement.
Moreover, if we fail to meet our clients' performance expectations, we may lose clients and be subject to legal liability, particularly if such failure has a consequential adverse impact on our clients' businesses.

     In addition, many of our projects are critical to the operations of our clients' businesses. Our exposure to legal liability may be increased in the case of outsourcing contracts in which we become more involved in our clients'
operations. While our contracts typically include provisions designed to limit our exposure to legal claims relating to our services and the solutions we develop, these provisions may not adequately protect us or may not be enforceable in all cases. The general liability insurance coverage that we maintain, including coverage for errors or omissions, is subject to important exclusions and limitations. We cannot be certain that this coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our profitability.

                                      -9-

WE MAY BE REQUIRED TO BE RESPONSIBLE FOR THE PERFORMANCE OF BUSINESS PARTNERS WE
DO NOT CONTROL, WHICH COULD LOWER OUR MARGINS AND REDUCE PROFITABILITY.

     In connection with some of our more complex engagements, we have been required, and may in the future be required, to assume contingent responsibility for the performance of business partners. Our being required to perform the third party obligations of these commitments could have a material adverse affect on our margins and profitability because we would be required to incur additional costs, possibly without any corresponding recovery against the third parties. While we will continue to manage liabilities or risks through rigorous transaction review, we expect that clients may require us to assume certain additional contractual obligations and potential liabilities when we are responsible for the performance of business partners we do not control.

IF WE FAIL TO COMPLETE FIXED PRICE CONTRACTS ON BUDGET AND ON TIME, OUR
REPUTATION MAY BE HARMED, CAUSING US TO LOSE CLIENTS AND NEGATIVELY AFFECTING
OUR PROFITABILITY.

     We offer a portion of our services on a fixed price basis, rather than on a time-and-materials basis. In each of 2001 and 2002, revenues from fixed price projects accounted for approximately 24% of our total revenues and increased to
26% in 2003. For the nine months ended September 30, 2004, revenues from fixed price projects accounted for approximately 18.9% of our total revenues. Under these contractual arrangements, we bear the risk of cost overruns, completion delays and wage inflation. If we fail to estimate accurately the resources and time required to complete a project or fail to complete our contractual obligations within the scheduled timeframe, our profitability may suffer.
Historically, we have not had any cost overruns that have had a material impact on our profitability. However, we cannot be certain that this will continue to be the case.

OUR SUCCESS DEPENDS IN PART UPON THE SENIOR MEMBERS OF OUR MANAGEMENT TEAM, AND
OUR INABILITY TO ATTRACT AND RETAIN THEM COULD HAVE A NEGATIVE EFFECT ON OUR
ABILITY TO OPERATE OUR BUSINESS.

     We are highly dependent on the senior members of our management team, particularly Aharon Fogel, our chairman, Raviv Zoller, our president and chief executive officer, and Tuvia Feldman, our chief operating officer. Mr. Fogel has a strong reputation and significant business experience in the public and private sectors in Israel. Mr. Zoller has been with us since our inception, as our chief financial officer for two years and our president and chief executive officer since 2001, and has been instrumental in securing important client contracts. Mr. Feldman has been managing our operations since 2000 and is in charge of many of our successful methodologies and best practices. We do not maintain key man life insurance for any of the senior members of our management team. Competition for senior management in our industry is intense, and we may not be able to retain our senior management personnel or attract and retain new senior management personnel in the future. The loss of one or more members of our senior management team could have a negative effect on our ability to attract and retain clients, execute our business strategy and otherwise operate our business, which could reduce our revenues, increase our expenses and reduce our profitability.

                                      -10-

DISRUPTIONS IN OUR TELECOMMUNICATIONS INFRASTRUCTURE COULD HARM OUR ABILITY TO
OPERATE AND TO DELIVER OUR SERVICES EFFECTIVELY, WHICH COULD RESULT IN CLIENT
DISSATISFACTION AND A REDUCTION OF OUR REVENUES AND RESULTS OF OPERATIONS.

     A significant element of our global delivery model is to continue to leverage and expand our global development centers. Our global development centers are linked with a network architecture that uses multiple telecommunication service providers and various links with alternate routing, including some routing via virtual private networks on the internet. We may not be able to maintain active voice and data communications between our various global development centers and between our global development centers and our clients' sites at all times. Any significant loss or impairment of our ability to communicate could result in a disruption in our business, which could hinder our performance or our ability to complete client projects on time. This, in turn, could lead to client dissatisfaction and have a material adverse effect on our operations.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY FORCE US TO INCUR
UNANTICIPATED COSTS.

     Our success will depend, in part, on our ability to obtain and maintain protection in the United States and other countries for certain intellectual property incorporated into our software solutions and our proprietary methodologies. We may be unable to obtain patents relating to our technology.
Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we provide services or solutions may offer only limited protection of our intellectual property rights.

     While we attempt to retain intellectual property rights arising from client engagements, our clients often have the contractual right to such intellectual property. For intellectual property that we own, we rely upon a combination of trade secrets, confidentiality, nondisclosure and other contractual arrangements. These measures may not adequately prevent or deter infringement or other misappropriation of our intellectual property, and we may not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights.

IF WE ARE UNABLE TO SECURE NECESSARY ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO
FUND OUR OPERATIONS OR STRATEGIC GROWTH.

     In order to achieve our strategic business objectives, we may be required to seek additional financing. For example, future acquisitions may require additional equity and/or debt financing. In addition, we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. These financings may not be available on acceptable terms, or at all. Our failure to secure additional financing could prevent us from completing acquisitions, developing new technologies and competing effectively, all of which would have a negative impact on our continued development and growth.

OUR CLIENTS' COMPLEX REGULATORY REQUIREMENTS MAY INCREASE OUR COSTS, WHICH COULD
NEGATIVELY IMPACT OUR PROFITS.

     Many of our clients, particularly those in the financial services, life sciences, healthcare and defense verticals, are subject to complex and constantly changing regulatory requirements. On occasion, these regulatory

                                      -11-

requirements change unpredictably. These regulations may increase our potential liabilities if our services are found to contribute to a failure by our clients to comply with the requirements applicable to them and may increase compliance costs as regulatory requirements increase or change. These increased costs could negatively impact our profits.

                    RISKS RELATED TO INTERNATIONAL OPERATIONS

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS INHERENT IN DOING BUSINESS ON
AN INTERNATIONAL LEVEL, ANY OF WHICH COULD INCREASE OUR COSTS AND HINDER OUR
GROWTH.

     We currently operate in 14 countries and intend to further penetrate key markets, primarily in North America and Europe, while establishing offshore development centers in lower-cost Asian markets. We expect to devote significant resources to this effort but may not be successful in this regard. Risks inherent in our international business activities include:

o    difficulties in staffing international projects and managing international operations;
o    difficulties in collecting accounts receivable;
o    local competition, particularly in North America and Europe;
o    imposition of public sector controls; o trade and tariff restrictions;
o    price or exchange controls;
o    limitations on repatriation of earnings;
o    foreign tax consequences; and
o    the burdens of complying with a wide variety of foreign laws and regulations.

One or more of these factors may have a material adverse effect on our business, financial condition or results of operations.

IF WE FAIL TO ACHIEVE PLANNED GROWTH IN OUR OFFSHORE FACILITIES, OUR ABILITY TO
FULFILL CLIENT COMMITMENTS PROFITABLY OR TO FULFILL THEM AT ALL MAY BE
COMPROMISED.

     Our growth strategy relies in part on the expansion of our offshore development centers. If we fail to retain needed employees in India and other offshore locations, or to manage growth in these regions, our business, financial condition and results of operations may be adversely affected. Wage costs in India have historically been significantly lower than wage costs in
North America and Western Europe for comparably skilled professionals. However, wages in India are currently increasing at a faster rate than in North America and Western Europe, which could result in increased costs for IT professionals, particularly project managers and other mid-level professionals. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Compensation increases may hinder our planned growth and could materially adversely affect our business, financial condition and results of operations.

REGIONAL INSTABILITY IN ISRAEL AND INDIA MAY ADVERSELY AFFECT BUSINESS
CONDITIONS IN THOSE REGIONS, WHICH MAY DISRUPT OUR OPERATIONS AND NEGATIVELY
AFFECT OUR REVENUES AND PROFITABILITY.

     We generated approximately 68% of our revenues in Israel in 2003, or 60% on a pro forma basis, assuming completion of our acquisition of Apar Holding Corp.
on January 1, 2003. In addition, our principal offices and a substantial portion of our employees are located in Israel. Therefore, political, economic and military conditions in Israel directly affect our operations.

                                      -12-

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Since
September 2000, there has been a marked increase in hostilities between Israel and the Palestinians. We cannot predict the effect on our business of any increase in the degree of violence by the Palestinians against Israel or the effect of military action elsewhere in the Middle East. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Any future armed conflicts or political instability in the region would likely negatively affect business conditions and adversely affect our results of operations.
Furthermore, several countries restrict or prohibit business with Israel or companies that do business in Israel. These restrictive laws and policies may severely limit our ability to provide services in those countries.

     Some of our employees in Israel are currently obligated to perform up to 36 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty at any time under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any consequent disruption in our operations could adversely affect our profitability.

     We also generate revenues from services we deliver from India. India has from time to time experienced instances of civil unrest and hostilities with
Pakistan. In recent years, there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir and along the
India-Pakistan border. Although the relations between the two countries are currently improving, military activity or terrorist attacks in the future could adversely affect the Indian economy by disrupting communications and making travel more difficult, which may have a material adverse effect on our ability to deliver services from India.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO CURRENCY EXCHANGE FLUCTUATIONS, WHICH
COULD NEGATIVELY IMPACT OUR PROFITABILITY.

     To date, most of our sales have been denominated in NIS and dollars, while a significant portion of our expenses, primarily labor expenses in India, is incurred in the local currencies of countries in which we operate. For financial reporting purposes, we translate all non United States denominated transactions into dollars in accordance with United States generally accepted accounting principles. As a result, we are exposed to the risk that fluctuations in the value of these currencies relative to the dollar could increase the dollar cost of our operations and therefore have an adverse effect on our profitability.

POTENTIAL ANTI-OUTSOURCING LEGISLATION COULD IMPAIR OUR ABILITY TO SERVICE OUR
CLIENTS.

     In the past few months, the issue of outsourcing of services abroad by
American companies has become a topic of political discussions in the United
States. Measures aimed at limiting or restricting outsourcing by United States companies are under discussion in Congress and in as many as one-half of the state legislatures. While no substantive anti-outsourcing legislation has been introduced to date, given the intensifying debate over this issue, the introduction of such legislation is possible. If introduced, such measures are likely to fall within two categories: (1) measures that extend restrictions on outsourcing by federal government agencies and on government contracts with firms that outsource services directly or indirectly, and (2) measures that affect private industry, such as tax disincentives or intellectual property transfer restrictions. If any of these measures become law, our ability to service our clients could be impaired.

                                      -13-

TERRORIST  ATTACKS OR A WAR COULD  NEGATIVELY  AFFECT OUR FINANCIAL  RESULTS AND
PROSPECTS.

     Terrorist attacks, such as the attacks of September 11, 2001 in the United
States, and other acts of violence or war, like the recent conflict in Iraq, could affect us or our clients by disrupting normal business practices for extended periods of time and reducing business confidence. In addition, these attacks may make travel more difficult and may effectively curtail our ability to serve our clients' needs, any of which could negatively affect our financial results and prospects.

RESTRICTIONS ON IMMIGRATION MAY AFFECT OUR ABILITY TO COMPETE FOR AND PROVIDE
SERVICES IN OUR CLIENTS' COUNTRIES, WHICH COULD HAMPER OUR GROWTH AND CAUSE OUR
REVENUES TO DECLINE.

     A portion of our revenues is derived from offshore outsourcing, which requires some personnel from our offshore locations in India and elsewhere to travel to client sites for rotational assignments. The ability of those IT professionals to work in North America, Europe and in other countries depends on their ability to obtain the necessary visas and work permits. The United States has recently reduced the number of H-1B visas authorized annually, and has also increased the level of scrutiny in granting H-1B, L-1 and ordinary business visas. A number of European countries are considering changes in immigration policies as well. The inability of key project personnel to obtain necessary visas could delay or prevent our fulfillment of client projects, which could hamper our growth and cause our revenues to decline.

IF THE GOVERNMENTS OF INDIA OR ISRAEL WERE TO REDUCE OR WITHDRAW TAX BENEFITS
AND OTHER INCENTIVES THEY PROVIDE TO US, OUR NET INCOME WILL DECREASE.

     Currently, we benefit from the tax benefits that India provides to the export of IT services. These benefits provide a complete exemption from corporate income tax for exported IT services, compared to an ordinary corporate tax rate of approximately 36%. As a result of these incentives, our operations in India have been subject to relatively low tax rates. When these tax benefits are eliminated on March 31, 2009 as scheduled, or if they are eliminated or reduced earlier as the result of political change in India, our tax expense will increase, reducing our profitability.

     Our business operations in Israel benefit from a tax benefit granted to
Israeli industrial companies, regarding the ability to file consolidated tax returns for our Israeli subsidiaries, which allows us to offset gains with losses in our Israeli subsidiaries. If the ability to file consolidated tax returns is reduced or eliminated for Israeli industrial companies, the IT industry or for our Israeli subsidiaries, our tax expense would increase, reducing our profitability. We currently have no reason to anticipate that this benefit will be withdrawn.

                           RISKS RELATING TO OUR STOCK

THERE HAS BEEN LIMITED MARKET FOR OUR COMMON STOCK. OUR STOCK PRICE IS LIKELY TO
BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

     Prior to our initial public offering that commenced on September 29, 2004, there was no public market for our common stock, and we cannot assure you that an active trading market be sustained. The market price may fluctuate significantly in response to a number of factors, including the following, several of which are beyond our control:

                                      -14-

o    changes in financial estimates or investment recommendations by securities analysts relating to our stock;
o    changes in market valuations of IT service providers and other high technology companies;
o    announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
o    loss of a major client or changes in our employee utilization rate; and o changes in key personnel.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future.
Securities litigation, regardless of merit or ultimate outcome, would likely cause us to incur substantial costs, divert management's attention and resources, harm our reputation in the industry and the securities markets and reduce our profitability.

YOUR ABILITY TO INFLUENCE CORPORATE DECISIONS MAY BE LIMITED BECAUSE OUR
EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS BENEFICIALLY OWN
APPROXIMATELY 46.4% OF OUR COMMON STOCK.

     Our executive officers, directors and stockholders who beneficially own 5%
or more of our outstanding common stock beneficially own, in the aggregate, shares representing approximately 46.4% of our outstanding common stock. As a result of their stock ownership, if these stockholders were to choose to act together, they would likely be able to control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets.
This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY PREVENT OR DELAY
A CHANGE OF CONTROL OF US AND COULD ALSO LIMIT THE MARKET PRICE OF OUR COMMON
STOCK.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

o    prohibiting the stockholders from fixing the number of our directors;
o    authorizing our board of directors to designate the terms of and issue new series of preferred stock without additional stockholder approvals;
o    limiting the individuals who may call a special meeting to our chairman, chief executive officer, the majority of our board of directors or the majority of our stockholders;
o    requiring advance notice for stockholder proposals and nominations; and
o    prohibiting stockholders from acting by written consent, unless unanimous.

     We are subject to the provisions of Section 203 of the Delaware General
Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

                                      -15-

     These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

                                      -16-

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements within the meaning of
Section 27A of Securities Act, Section 21E of the Securities Exchange Act of
1934, as amended, or the Exchange Act, and the Private Securities Litigation
Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These forward looking statements reflect our views with respect to future events and financial performance. The words
"believe," "expect," "plan" and "anticipate" and similar expressions identify forward looking statements. Although we believe that the expectations and assumptions reflected in such forward looking statements are reasonable, the expectations and assumptions may prove to be incorrect. Important factors that could cause actual results to differ materially from these expectations are disclosed in this prospectus. All subsequent written and oral forward looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements. We caution readers not to place undue reliance on these forward looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

     We also use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed.
The forecasts and projections are based on industry surveys and the preparers'
experience in the industry, and the projected amounts may not be achieved.
Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information.

                                 USE OF PROCEEDS

     We will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes. We will not receive any of the proceeds from the reoffer and resale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     This prospectus relates to the reoffer and resale of shares of our common stock issued to the stockholders who exercised stock options prior to the initial filing of this registration statement or that may be issued to the stockholders who are deemed to be affiliates of Ness under the plans or other grants to non-employee directors.

     The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling stockholder at December 15, 2004 (ii) the number of shares of our common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering:

                                      -17-

                                                     Number of      Number of shares of
                                                     shares of          Common Stock/
                              Number of shares of      Common       Percentage of Class
                                 Common Stock        Stock to be      to be Owned After
                                   Owned at          Offered for      Completion of the
Name                          December 15, 2004        Resale             Offering
----                          -----------------        ------             --------

Aharon Fogel(2)                   390,238(1)           438,192              0/0

Raviv Zoller(3)                   505,581(1)           625,464              0/0

Yaron Garmazi(4)                   23,977(1)            71,930              0/0

Rajeev Srivastava(5)              762,974               53,948          749,487/2.4

Tuvia Feldman(6)                  159,012(1)           204,567              0/0

Lea Atad(7)                       599,417              485,528           130,673/*

Yoram Michaelis(8)                164,437(1)           199,204              0/0

Shachar Efal(9)                   135,708              120,124            50,351/*

Michael Zinderman(10)              58,508(1)           125,642              0/0

Ivan Hruska(11)                    38,825(1)            68,334              0/0

Uri Ben-Ari(12)                    44,357(1)            97,106              0/0

Efrat Shapira(13)                  13,787(1)            37,763              0/0

Hagai Lavi (14)                 1,184,447               25,176          1,176,055/ 3.7

Satyam C.
   Cherukuri(15)                        0               15,000              0/0

Dan S. Suesskind(16)                    0               15,000              0/0

Noah Caspi                         27,261               27,261              0/0

Itzhak Kedem                       27,261               27,261              0/0

Baruch Izon                        57,400               57,400              0/0

Girish Satpute                     25,895               25,895              0/0

Dror Hevion                        68,334               68,334              0/0

Moshe Oved                        143,860              143,860              0/0

Nir Kaplushnik                     27,261               27,261              0/0

Naveen Kumar                        3,536                3,536              0/0

Tanweer Ahmad                       1,010                1,010              0/0

Yael Kalai                          3,956                3,956              0/0

-------------------------

*  Represents less than one percent

(1)  Consists of shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of December
     15, 2004.

                                      -18-

(2)  Mr. Fogel has served as our chairman of the board of directors since 1999.

(3)  Mr. Zoller has served as our president and chief executive officer since
     June 2001 and has served as a member of our board of directors since
     October 4, 2004. From October 1999 to May 2001, Mr. Zoller served as our chief financial officer.

(4)  Mr. Garmazi has served as our chief financial officer since June 2004.

(5)  Mr. Srivastava has served as president of Ness Global Services since the effective date of our acquisition of Apar Holding Corp. in June 2003 and has served as a member of our board of directors since August 2003. From
     June 1996 to June 2003, Mr. Srivastava served as chief executive officer of
     Apar, which he co-founded.

(6)  Mr. Feldman has served as our chief operating officer since June 2001. From
     April 2000 to May 2001, Mr. Feldman served as our vice president of operations.

(7)  Consists of (i) 460,352 shares of common stock issuable upon exercise of currently exercisable stock options and (ii) 130,673 shares of common stock issuable upon exercise of an option granted by Nesstech LLC to Ms. Atad.
     Ms. Atad has served as our executive vice president of strategic accounts since June 2001. From November 1999 to July 2001, Ms. Atad served as president of our Business Solutions Group.

(8)  Mr. Michaelis has served as president of IT Services, Ness Israel, since
     January 2004. From April 2000 to December 2003, Mr. Michaelis served as president of our enterprise Solutions Group.

(9)  Consists of (i) 85,357 shares of common stock issuable upon exercise of currently exerciseable stock options and (ii) 50,351 shares of common stock held by Socrates Trusts Ltd. for the benefit of Mr. Efal. Mr. Efal has served as president of Managed Services, Ness Israel, since January 2004.
     From November 1999 to December 2003, Mr. Efal served as president of our
     Integration and Networking Group.

(10) Mr. Zinderman has served as president of the Telecom & Systems, Ness
     Israel, since April 2002. From April 2000 to April 2002, Mr. Zinderman
     served as the division manager and vice president of Ness Telecom & Systems
     Group, and from June 1988 to March 2002, he served as the division manager and vice president of Real Time & Systems Group of ATL, an entity acquired in 1999.

(11) Mr. Hruska has served as president of Ness Europe since April 2004. From
     September 2002 to March 2004, he served as managing director of Ness CEE.
     From May 2000 to September 2002, he served at Ness CEE (formerly APP prior to our acquiring it in 2002) as vice president for sales and marketing.

(12) Mr. Ben-Ari has served as our executive vice president of marketing since
     May 2003. From January 2002 to May 2003, Mr. Ben-Ari served as vice president of our e-Business division.

(13) Ms. Shapira has served as our vice president of human resources since June
     2001. From June 2000 to June 2001, Ms. Shapira served as the human resources manager at Ness ING.

(14) These shares are held of record by GLY High-Tech Investments Inc. Mr. Lavi and his wife are the sole stockholders of GLY and Mr. Lavi has sole voting and investment power over, and therefore may be deemed to be the beneficial owner of, shares of common stock held by GLY. The address of GLY is c/o
     Tulchinsky Stern & Co., 22 Kanfei Nesharim Street, Jerusalem, Israel. Mr.
     Lavi has served as a member of our board of directors since May 1999. Since
     August 2001, Mr. Lavi has served as an executive director in our corporate

                                      -19-

     sales unit. Mr. Lavi served as senior vice president of marketing at Ness
     Technologies Israel from October 1999 to July 2001.

(15) Dr. Cherukuri has served as a member of our board of directors since
     October 4, 2004.

(16) Mr. Suesskind has served as a member of our board of directors since
     October 4, 2004.

                              PLAN OF DISTRIBUTION

     It is anticipated that all of the shares of our common stock will be offered by the selling stockholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions.
The selling stockholders have advised us that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for us by Olshan Grundman
Frome Rosenzweig & Wolosky LLP, New York, New York, one of whose members holds options to purchase 10,790 shares of our common stock, which are being registered in the registration statement which contains this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-8, including exhibits and schedules, under the Securities Act of 1933, as amended, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

     We are subject to the information and reporting requirements of the
Securities Exchange Act of 1934, as amended, and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the SEC's web site at http://www.sec.gov or at our web site at
http://www.ness.com.

                                      -20-

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities Act of 1933, as amended, may be permitted to our directors,  officers or persons  controlling  Ness, we have been advised that it is the SEC's opinion that  such  indemnification  is  against  public  policy  as  expressed  in  the
Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                       21

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Ness Technologies, Inc. (the "Registrant")
with the SEC are incorporated by reference in this registration statement on
Form S-8 (the "Registration Statement"):

     (1)  Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2004;

     (2)  Our Current Report on Form 8-K, filed September 30, 2004;

     (3)  Our Current Report on Form 8-K, filed October 13, 2004;

     (4)  Our Current Report on Form 8-K, filed October 26, 2004;

     (5)  Our Current Report on Form 8-K, filed November 4, 2004;

     (6)  Our Registration Statement on Form S-1 (SEC File No. 333-115260), as
          amended, initially filed May 7, 2004;

     (7)  Our Registration Statement on Form S-4 (SEC File No. 333-120389) filed
          November 12, 2004; and

     (7)  The description of our common stock contained in our Registration
          Statement on Form 8-A, filed on September 23, 2004 pursuant to Section
          12(g) of the Securities Exchange Act of 1934, as amended.

     All documents subsequently filed with the SEC by the Registrant pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     One of the members of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our
counsel, holds options to purchase 10,790 shares of our common stock, which are being registered in this Registration Statement.

                                      II-1

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Registrant provides that we shall indemnify to the fullest extent permitted by Delaware General Corporation Law, or the DGCL, any person whom it may indemnify thereunder, including the directors, officers, employees and agents of the Registrant. In addition, the
Registrant's Certificate of Incorporation eliminates, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

     The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or her equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the
     Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of

                                      II-2

     this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees)
     actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section
     (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to the "corporation"
     shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint

                                      II-3

     venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises"
     shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to herein determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of
     Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Registrant has entered into Indemnification Agreements with each of its directors and certain executive officers (as well as directors and certain executive officers of the Registrant's subsidiaries), whereby it has agreed to indemnify, to the fullest extent permitted by applicable law, each such director and officer from and against any and all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director or officer was acting in his capacity as the director or executive officer of the Registrant or its affiliates.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

*4.1     Specimen Certificate for the Registrant's common stock.

 4.2     Form of Stock Option Agreement.

*4.3     Apar Holding Corp. Employees' Equity Plan.

*4.4     Ness Technologies, Inc. 1999 Share Option Plan.

*4.5     Ness Technologies, Inc. 2001 Stock Option Plan.

                                      II-4

*4.6     Ness Technologies, Inc. 2003 Israeli Share Option Plan.

*4.7     Ness Technologies, Inc. 2003 Stock Option Plan.

 5       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1     Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young
         Global.

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of RSM & Co.

23.4     Consent of Olshan Grundman Frome Rosenzweig &Wolosky LLP (contained in
         Exhibit 5).

24      Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

------------------------

*    Incorporated by reference to the Registrant's Registration Statement on
     Form S-1 (SEC File No. 333-115260), as amended, initially filed May 7,
     2004.

ITEM 9.  UNDERTAKINGS

         A.   The undersigned registrant hereby undertakes:

              (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement to include any material information with respect to the plan of distribution not previously disclosed in the
                   Registration Statement or any material change to such
                   information in the Registration Statement;

              (2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective
                   amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the
                   initial bona fide offering thereof; and

              (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section
              13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration
              Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-5

         C.   Insofar as indemnification for liabilities arising under the
              Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the
              foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
              Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
              registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling
              precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      II-6

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on the 30th day of
December, 2004.

                                         NESS TECHNOLOGIES, INC.

                                         By:     /s/ Raviv Zoller
                                            ------------------------------------
                                                     Raviv Zoller
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears  below  constitutes  and appoints  Raviv Zoller and Yaron Garmazi as his true  and  lawful  attorney-in-fact,  each  acting  alone,  with  full  power of substitution and resubstitution for him and in his name, place and stead, in any and all  capacities,  to sign any and all amendments,  including  post-effective
amendments  to  this  registration  statement,   and  any  related  registration
statement  filed  pursuant to Rule 462(b) of the Act and to file the same,  with exhibits  thereto,  and  other  documents  in  connection  therewith,  with  the
Securities  and Exchange  Commission,  hereby  ratifying and confirming all that said attorneys-in-fact or their substitutes,  each acting along, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has been signed below by the  following  persons in the capacities and on the dates indicated.

                      SIGNATURE                                 TITLE                                     DATE
                      ---------                                 -----                                     ----

                   /s/ Aharon Fogel                     Chairman of the Board                       December 30, 2004
-------------------------------------------------------
                     Aharon Fogel

                                                        President, Chief Executive
                   /s/ Raviv Zoller                     Officer and                                 December 30, 2004
------------------------------------------------------- Director (principal executive
                     Raviv Zoller                       officer)

                                                        Chief Financial
                  /s/ Yaron Garmazi                     Officer (principal                          December 30, 2004
------------------------------------------------------- financial and accounting officer)
                    Yaron Garmazi

                /s/ Rajeev Srivastava                   Director                                    December 30, 2004
-------------------------------------------------------
                  Rajeev Srivastava

                  /s/ Henry Kressel                     Director                                    December 30, 2004
-------------------------------------------------------
                    Henry Kressel

                                      II-7

                  /s/ Morris Wolfson                    Director                                    December 30, 2004
-------------------------------------------------------
                    Morris Wolfson

                    /s/ Hagai Lavi                      Director                                    December 30, 2004
-------------------------------------------------------
                      Hagai Lavi

               /s/ Satyam C. Cherukuri                  Director                                    December 30, 2004
-------------------------------------------------------
                 Satyam C. Cherukuri

                 /s/ Dan S. Suesskind                   Director                                    December 30, 2004
-------------------------------------------------------
                   Dan S. Suesskind

                                      II-8

                                 EXHIBIT INDEX

*4.1     Specimen Certificate for the Registrant's common stock.

 4.2     Form of Stock Option Agreement.

*4.3     Apar Holding Corp. Employees' Equity Plan.

*4.4     Ness Technologies, Inc. 1999 Share Option Plan.

*4.5     Ness Technologies, Inc. 2001 Stock Option Plan.

*4.6     Ness Technologies, Inc. 2003 Israeli Share Option Plan.

*4.7     Ness Technologies, Inc. 2003 Stock Option Plan.

 5       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1     Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young
         Global.

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of RSM & Co.

23.4     Consent of Olshan Grundman Frome Rosenzweig &Wolosky LLP (contained in
         Exhibit 5).

24      Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

------------------------

*    Incorporated by reference to the Registrant's Registration Statement on
     Form S-1 (SEC File No. 333-115260), as amended, initially filed May 7,
     2004.

                                      II-9